Exhibit 10.11

NONCOMPETE AND CHANGE OF CONTROL AGREEMENT

THIS NONCOMPETE AND CHANGE OF CONTROL AGREEMENT, dated as of this      th day of                  2010, by and between Botetourt Bankshares, Inc., a Virginia corporation (the “Company”), the Bank of Botetourt, a Virginia state bank wholly owned by the Company (the “Bank”), and                          (the “Executive”).

WHEREAS, the Company and the Bank consider the availability of the Executive’s services to be important to the management and conduct of the Company’s business and the Bank’s business and desires to secure the avoidance of competition for of the Executive’s services in exchange for change of control benefits and participation in the Bank’s new executive bonus plan for this year; and

WHEREAS, the Executive is willing to accept these limitations subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements set forth, the parties agree as follows:

1. Term. The term of this Agreement (the “Term”) is effective as of January 1, 2011 (the “Effective Date”) and will continue through and including the Executive’s termination.

2. Benefits.

(a) Plans. During the term of this Agreement, and in partial consideration for executing this Agreement, the Executive shall be eligible to participate in any plans, programs or forms of compensation or benefits that the Bank provides to the class of employees that includes the Executive, including, without limitation, and within regulatory guidelines (i) disability and life insurance, (ii) vacation and sick leave, (iii) Bank employee health insurance, (iv) defined benefit pension plan, and (v) retirement plans (including the Bank’s defined contribution plan and any non-qualified plan or “rabbi trust”, but only as available); provided however, a reasonable transition period following any change in control, merger, statutory share exchange, consolidation, acquisition or transaction involving the Bank or any of its subsidiaries shall be permitted in order to make appropriate adjustments in compliance with this paragraph.

(b)	Bonus Plan. Executive will participate in the 2011 Executive Bonus Plan.

3. Noncompetition and Confidentiality.

(a) Restrictive Covenant. The Bank is a financial institution engaged in providing financial products, including but not limited to loans and deposits, primarily to persons living or working in the Market Area, as defined below. Accordingly, in consideration of Executive’s access in the course of his or her employment to Confidential Information and specifically information from and contact with Bank customers, after the Executive’s employment with the Bank ceases for any reason, Executive will not make any “Unauthorized Disclosure of Confidential Information,” as defined below, without the prior written permission of the Bank. In addition, in exchange for the change of control benefits provided below and the benefits set forth in paragraph 2 above, the Executive agrees that he or she will not engage in “Competition” for a period of six (6) months after the Executive’s employment with the Bank ceases for any reason, except termination by the Bank without “Cause,” as defined below. For purposes of this Agreement:

(i) “Competition” means the Executive’s engaging without the written consent of the board of directors of the Company or Bank, in an activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent, a consultant, or in any other individual or representative capacity within the Virginia Counties of Botetourt, Rockbridge, Roanoke, Bedford and Franklin, all adjacent counties, and all independent cities included geographically within the counties listed and the adjacent counties (the “Market Area”) (unless the Executive’s duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to such competitive activity) if it involves:

(A) engaging in or entering into the business of any banking, lending or any other business activity in which the Company or Bank or any of their respective affiliates is actively engaged at the time the Executive’s employment ceases, or

(B) soliciting or contacting, either directly or indirectly, any of the customers or clients of the Company or Bank or any of their respective affiliates for the purpose of competing with the products or services provided by the Company or Bank or any of their respective affiliates, or

(C) employing or soliciting for employment any employees of the Company or Bank or any of their respective affiliates for the purpose of competing with the Company or Bank or any of their respective affiliates.

(ii) “Unauthorized Disclosure of Confidential Information” means the use or disclosure of information in violation of paragraph 4 of this Agreement.

(iii) “Customers” or “clients” of the Company or the Bank or any of their respective affiliates means individuals or entities to whom the Company or Bank or any of their respective affiliates has provided banking, lending, or other similar financial services at any time from the Effective Date through the date the Executive’s employment with the Company or Bank ceases.

(b) Remedies. The Executive acknowledges that the restrictions set forth in paragraph 3(a) above of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of the Company and the Bank. The Executive further acknowledges that if he or she breaches or threatens to breach any provision of paragraph 3(a), the Company’s and Bank’s remedies at law will be inadequate, and the Company and Bank will be irreparably harmed. Accordingly, the Company and the Bank each shall be entitled to an injunction, both preliminary and permanent, restraining the Executive from such breach or threatened breach, such injunctive relief not to preclude the Company or the Bank from pursuing all available legal and equitable remedies. In addition to all other available remedies, if the Executive violates the provisions of paragraph 7(b), the Executive shall pay all costs and fees, including attorneys’ fees, incurred by the Company or the Bank in enforcing the provisions of that paragraph. If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under paragraph 7(b) of this Agreement, the Company or the Bank shall reimburse the Executive for reasonable legal fees incurred to defend that claim.

4. Confidentiality. The Executive recognizes that as an employee of the Bank or the Company he or she will have access to and may participate in the origination of non-public, proprietary and confidential information and that he or she owes a fiduciary duty to the Company and the Bank. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Bank or its customers that is not generally known to the public or in the banking industry. The Executive will never use or disclose to any third party any such confidential information, either directly or indirectly, without the prior written consent of the Bank or the Company specifying which information may be disclosed.

5. Employment After a Change in Control. If a Change in Control of the Company occurs during the term of this Agreement, and the Executive is employed by the Bank on the date the Change in Control occurs, then the Bank shall have the following obligations.

(a) if, within two (2) years after a Change in Control, the Company or the Bank or either’s successor (together or either, the “Successor”) shall terminate the Executive’s employment without Cause, as defined below, or decline to renew this Agreement or if the Executive shall terminate employment for Good Reason, as defined below, the Successor will pay to the Executive immediately a sum equal to one and a half (1.5) times the Executive’s then current annual base salary.

(b) in any event, if within one hundred eighty (180) days after a Change of Control, the Executive terminates his or her employment without Good Reason or for any reason, the Successor, within thirty (30) days after the date of termination of employment, shall pay the Executive a minimum of the sum of the Executive’s then current base salary for ninety (90) days.

(c) if, after the one hundred eighty (180) day period referenced in subparagraph 5(b) above, the Executive’s employment shall be terminated for Cause or by the Executive for other than Good Reason within two (2) years after a Change in Control, this Agreement shall terminate without any further obligation of the Successor to the Executive other than to pay to the Executive his or her then current base salary through thirty (30) days after the date of termination.

(d) in addition, if the Executive’s employment is terminated by the Successor without Cause or the Executive shall terminate employment for Good Reason, the Successor also shall maintain in full force and effect for the Executive’s continued benefit, until twelve (12) months from the date of termination of employment, all health and insurance plans as required by federal law, and provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs. If the Successor reasonably determines that maintaining such health and insurance plans in full force and effect for the benefit of the Executive until twelve months from the date of termination of employment is not feasible, the Successor shall pay the Executive a lump sum equal to the estimated cost of maintaining such plans for the Executive for twelve (12) months. In addition, stock option, restricted stock, and similar agreements with the Executive evidencing the grant of a stock option or other award under a Company or Successor stock incentive plan, if applicable, will provide that the vesting of such stock awards will accelerate and become immediately exercisable and fully vested as of the date of termination of employment without Cause or for Good Reason. In the case of stock options, the Executive will have at least ninety (90) days after termination of employment, or such longer period as may be provided for in the separate stock option agreement, to exercise the option.

(e) Release. Notwithstanding the provisions above, the Bank shall owe no sums to the Executive until the Executive has executed a legal release for the benefit of the Company and the Bank, in a form acceptable to the Bank, which provides, among other things, that the Executive unconditionally releases all other claims related to employment that he or she may have against the Company or the Bank.

6. Change of Control and Other Terms Defined.

(a) For purposes of this Agreement, a “Change of Control” shall mean:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act’) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of the Company representing 51% or more of the combined voting power of the then outstanding securities; provided, however, that the following acquisitions shall not constitute a Change of Control:

(A) acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

(B) any acquisition by the Company;

(C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(D) any acquisition pursuant to a reorganization, merger or consolidation by any corporation owned or proposed to be owned, directly or indirectly, by shareholders of the Company if the shareholders’ ownership of securities of the corporation resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the incumbent board as defined in this Agreement at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(ii) where individuals who, as of the inception of this Agreement, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board of directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election or nomination for election by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than a member of the board of directors; or

(iii) the shareholders of the Company approve, or the Company otherwise consummates,

(A) a merger, statutory share exchange, or consolidation of the Company with any other corporation, or

(B) the sale or other disposition of all or substantially all of the assets of the Company or the Bank.

(b) Cause. For purposes of this Agreement, “Cause” shall mean:

(i) continual or deliberate neglect by the Executive in the performance of his or her material duties and responsibilities as established from time to time by the Board of Directors of the Company or the Bank, or the Executive’s willful failure to follow reasonable instructions or policies of the Company or the Bank after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by Company or the Bank) to remedy such failure;

(ii) conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or the commission of an act of embezzlement or fraud against the Bank or any subsidiary or affiliate;

(iii) any breach or violation by the Executive of a material term of this Agreement, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Company or the Bank) to remedy such breach or violation;

(iv) any violation in any material respect of any code or standard of behavior generally applicable to officers or employees of the Bank;

(v) dishonesty of the Executive with respect to the Bank or any subsidiary or affiliate, or breach of a fiduciary duty owed to the Bank or any subsidiary or affiliate; or

(vi) the willful engaging by the Executive in conduct that is reasonably likely to result in material injury to the Company or the Bank, monetary, reputational or otherwise, in the good faith judgment of the Company or the Bank.

(c) Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) the continued assignment to the Executive of duties inconsistent with the Executive’s position, authority, duties or responsibilities as previously held or generally associated with the Executive’s position;

(ii) any action taken by the Bank which results in a substantial reduction in the status of the Executive, including a diminution in his or her position, authority, pay, duties or responsibilities, excluding for this purpose an isolated, insubstantial and/or inadvertent action not taken in bad faith and which is remedied by the Bank promptly after receipt of notice given by the Executive;

(iii) the relocation of the Executive to any other primary place of employment which might require him or her to move his or her residence which, for this purpose, includes any reassignment to a place of employment located more than 50 miles from the Executive’s initially assigned place of employment, without the Executive’s express written consent to such relocation; or

(iv) any failure by the Bank, or any successor entity following a Change in Control, to comply with the provisions of this Agreement or to honor any other term or provision of this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Bank promptly after receipt of notice given by the Executive.

7. Documents. All documents, record, tapes and other media of any kind or description relating to the business of the Bank, the Company or any of its affiliates (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Bank or the Company. The Documents (and any copies) shall be returned to the Bank or the Company upon the Executive’s termination of employment for any reason or at such earlier time or times as the Board of Directors or its designee may specify.

8. Severability and Survival. If any provision of this Agreement, or part, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision, each of which stands independently. In addition, the rights and obligations of Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 13, 14, and 15 shall, consistent with their terms, survive any termination or expiration of this Agreement and shall bind the Parties and their legal representatives, successors and assigns.

9. Modification. Should a court find any provision of this Agreement, or part, to be unenforceable or unreasonable, the court may modify the provision, or part, in a manner which renders that provision reasonable, enforceable, and in conformity with the public policy of Virginia.

10. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

11. Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent.

12. Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties or their legal representatives.

13. Binding Effect. This Agreement shall be binding upon the Executive and on the Bank, its successors and assigns effective on the date first above written subject to the approval by the board of directors of the Bank. The Bank will require any successor to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.

14. No Construction Against Any Party. This Agreement is the product of informed negotiations between the Executive and the Company. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Executive and the Company acknowledge that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

15. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the matters addressed in this Agreement and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BOTETOURT BANKSHARES, INC.	BANK OF BOTETOURT

By:	By:

Chief Executive Officer	Chief Executive Officer

P.O. Box 339 Buchanan, Virginia 24066-0339	P.O. Box 339 Buchanan, Virginia 24066-0339

EXECUTIVE

Address: